Exhibit 99.1

Contact: Ed Dickinson Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE ANNOUNCES RECORD SALES AND NET INCOME FOR
FIRST QUARTER OF 2008

Net Sales Increase 88% and Net Income Doubles

ST. LOUIS – May 6, 2008 – LMI Aerospace, Inc. (NASDAQ: LMIA), a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries, today announced it achieved record sales and earnings in the first quarter of 2008.

Net sales in the quarter ended March 31, 2008, were $60.4 million compared to $32.2 million in the quarter ended March 31, 2007, an increase of 88 percent.  Net income for the first quarter of 2008 doubled to $4.5 million, or $0.40 per diluted share, compared to $2.2 million, or $0.20 per diluted share, in the first quarter of 2007.

“LMI achieved record first-quarter results and at the same time continued its transformation from a manufacturer of components to a provider of design-build aerospace systems,” said Ronald S. Saks, President and Chief Executive Officer of LMI Aerospace, Inc.  “We continue to focus on organic growth in our Aerostructures business while reaping the benefits of the strong performance of recently acquired D3 Technologies.  In addition to expanding its involvement on several programs, D3 is also assisting the Aerostructures group by providing complex engineering solutions to existing development project requirements.”

In the Aerostructures segment, net sales were a record $37.1 million in the first quarter of 2008, up 15.2 percent from $32.2 million in the first quarter of 2007.  Sales of military products, primarily for helicopter programs, increased 50.0 percent to $9.9 million or 26.7 percent of sales, from $6.6 million or 20.5 percent of sales in the first quarter of 2007.  Sales of products for corporate and regional aircraft in the first quarter of 2008 increased 8.9 percent to $13.4 million or 36.1 percent of total segment sales, compared to $12.3 million or 38.2 percent of sales in the first quarter of 2007.  This increase of 8.9 percent was due primarily to increased production rates on Gulfstream aircraft.  Sales of products used in large commercial aircraft in the first quarter of 2008 were $10.7 million or 28.8 percent of sales, compared to $10.7 million or 33.2 percent of sales in the year-ago quarter.  Increased production rates for certain models of Boeing aircraft, most notably the Boeing 737, were offset by lower demand for Boeing 747 window frame spares.

Net sales for the first quarter of 2008 for the Engineering Services segment, comprised entirely of the operations of D3 Technologies acquired on July 31, 2007, were $23.3 million.  Net sales of engineering services for large commercial aircraft were $11.1 million or 47.6 percent of segment sales, primarily for programs supporting Boeing 787, 777-Freighter and 747-8 platforms.  Net sales for corporate aircraft were $7.2 million or 30.9 percent of sales, which includes work on newly developed aircraft.  Military programs generated net sales of $3.5 million or 15.0 percent of sales.

Gross profit for the first quarter of 2008 was $15.6 million or 25.9 percent of sales compared to $8.3 million or 25.7 percent of sales in the first quarter of 2007, which preceded the acquisition of D3 Technologies.  Gross profit for the Aerostructures segment was $10.8 million or 29.1 percent of sales, as the company benefited from higher production rates and continued manufacturing improvements.  Gross profit for the Engineering Services segment for the first quarter of 2008 was $4.8 million or 20.6 percent of sales.

Selling, general and administrative expenses were $8.1 million in the first quarter of 2008, including $2.1 million from Engineering Services, or 13.3 percent of sales, compared to $5.0 million or 15.5 percent of sales in the year-ago quarter.  Included in selling, general and administrative expenses for the Engineering Services segment was $0.7 million of non-cash amortization of restricted stock awards and intangibles related to the acquisition of D3 Technologies.

Net interest expense in the first quarter of 2008 was $543,000, compared to interest income of $206,000 in the first quarter of 2007.  Income taxes in the first quarter of 2008 were $2.5 million, compared to $1.2 million in the year-ago quarter.  The effective tax rate in the first quarter of 2008 was 36.3 percent compared to 35.5 percent in the year-ago quarter.  The 2008 rates were positively impacted by higher deductions available for manufacturing companies and negatively impacted by a higher effective state income tax rate.

The backlog at March 31, 2008, was $157 million, up from approximately $134 million at March 31, 2007.

The company reaffirmed 2008 guidance.

Sales: $241 million - $259 million (Aerostructures: $162 million - $172 million, Engineering Services: $79 million - $87 million).

Gross margin: 25.0% - 26.5% (Aerostructures: 28% - 29%, Engineering Services: 18.5%-19%).

SG&A expenses: $31 million - $33 million, including $2.5 million in acquisition-related expenses (Aerostructures: $23 million - $24 million, Engineering Services: $8 million - $9 million).

Interest expense: $1.6 million - $1.8 million.

Tax rate: Approximately 36.5% - 37.0%.

Capital expenditures: $9 million - $10 million.

“Growth drivers for 2008 are expected to be from increased build rates and market share gains in the military segment, the third quarter start of production of the Boeing 767 wing-modification kits and higher tooling revenues,” Saks said.  “At the same time, the company is building the organizational infrastructure needed to execute design-build contracts that will involve LMI from the beginning of manufacturing design through to completion and sustaining assembly production.  In addition, we are aggressively pursuing acquisitions in composites and high-speed machining that will be essential to executing our business plan.”

LMI also announced that it will conduct its annual shareholders’ meeting on Tuesday, June 24, 2008, at 10:00 a.m. CDT.  The meeting will be held at the Embassy Suites Hotel, 2 Convention Center Plaza, St. Charles, Missouri 63303.

LMI Aerospace, Inc., which celebrates its 60th anniversary in 2008, is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries.  Through its Aerostructures segment, the company fabricates, machines, finishes and integrates formed, close-tolerance aluminum and specialty alloy components and sheet-metal products, primarily for large commercial, corporate and military aircraft.  It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies subsidiary, the company provides a complete range of design, engineering and program-management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service-life extensions.

This news release includes forward-looking statements related to LMI Aerospace, Inc.’s, outlook for 2008, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc.  Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, and any risk factor set forth in our other subsequent filings with the Securities and Exchange Commission.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	(Unaudited)
	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$88	$82
Trade accounts receivable, net of allowance of $347 at March 31,
2008 and $292 at December 31, 2007	34,651	29,588
Inventories, net	46,463	40,940
Prepaid expenses and other current assets	2,397	2,135
Deferred income taxes	3,483	3,483
Income taxes receivable	297	630
Total current assets	87,379	76,858

Property, plant and equipment, net	20,027	19,733
Goodwill	48,561	48,670
Intangible assets, net	19,069	19,428
Other assets	1,364	1,429
Total assets	$176,400	$166,118

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,867	$10,681
Accrued expenses	10,573	9,899
Short-term deferred gain on sale of real estate	233	233
Current installments of long-term debt and capital lease obligations	840	789
Total current liabilities	21,513	21,602

Long-term deferred gain on sale of real estate	3,715	3,773
Long-term debt and capital lease obligations, less current installments	34,519	29,106
Deferred income taxes	6,810	6,810
Total long-term liabilities	45,044	39,689

Stockholders’ equity:
Common stock, $.02 par value per share; authorized 28,000,000 shares; issued 11,878,737 shares and 11,820,057 shares at
March 31, 2008 and December 31, 2007, respectively	238	236
Preferred stock, $.02 par value per share; authorized 2,000,000
shares; none issued in both periods	-	-
Additional paid-in capital	67,759	67,244
Treasury stock, at cost, 380,488 shares at March 31, 2008 and
385,688 share at December 31, 2007	(1,805)	(1,830)
Retained earnings	43,651	39,177
Total stockholders’ equity	109,843	104,827
Total liabilities and stockholders’ equity	$176,400	$166,118

LMI Aerospace, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007

Net sales	$60,417	$32,176
Cost of sales	44,794	23,905
Gross profit	15,623	8,271

Selling, general and administrative expenses	8,057	5,009
Income from operations	7,567	3,262

Other income (expense):
Interest income (expense), net	(543)	206
Other, net	(3)	6
Income before income taxes	7,021	3,474

Provision for income taxes	2,545	1,233
Net income	$4,476	$2,241

Amounts per common share:
Net income per common share	$0.40	$0.20

Net income per common share assuming dilution	$0.40	$0.20

Weighted average common shares outstanding	11,172,857	11,150,899

Weighted average dilutive common shares outstanding	11,292,151	11,275,337